                                                                                                  Exhibit 11

                                        THE BEAR STEARNS COMPANIES INC.
                                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                  (UNAUDITED)


                                                Three Months Ended                       Nine Months Ended
                                          March 27,           March 29,              March 27,      March 29,
                                             1997                1996                  1997           1996
                                         -----------          ------------          ------------    ------------
                                                        (In thousands, except per share data)
 Weighted average common
       and common equivalent
       shares outstanding:
          Average Common Stock
             outstanding                  119,995               129,082                122,051          130,806
          Average Common Stock
             equivalents:
               Common Stock issuable
                 under employee
                   benefit plans              438                   420                    429              424
               Common Stock issuable
                 assuming conversion
                   of CAP Units            26,499                18,800                 26,499           18,800
                                         ---------             ---------              ---------        ---------
 Total weighted average
       common and common
       equivalent shares
       outstanding                        146,932               148,302                148,979          150,030
                                         =========             =========              =========        =========
 Net income                              $165,481              $128,871               $450,442         $327,873

 Preferred Stock dividend
   requirements                            (5,929)               (6,047)               (17,899)         (18,456)

 Income adjustment
       (net of tax) applicable
       to deferred compensation
       arrangements                         7,674                 4,841                 22,357           12,999
                                         --------              ---------              ---------        ---------
 Adjusted net income                      167,226               127,665                454,900          322,416
                                         =========             =========              =========        =========
 Earnings per share                      $   1.14              $   0.86               $   3.05         $   2.15
                                         =========             =========              =========        =========
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